UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 15

         Certification and Notice of Termination of Registration under
      Section 12(g) of the Securities Exchange Act of 1934 or Suspension
              of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                    COMMISSION FILE NUMBER:      0-26416


                              Owen Healthcare, Inc.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     9800 Centre Parkway, Suite 1100, Houston, Texas 77036-8279 (713) 777-8173
                 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                        INCLUDING AREA CODE, OF REGISTRANT'S
                            PRINCIPAL EXECUTIVE OFFICES)

                         Common Stock, without par value
              (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      None
           (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO
                 FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)


    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]       Rule 12h-3(b)(1)(ii)   [ ]
              Rule 12g-4(a)(1)(ii)   [ ]       Rule 12h-3(b)(2)(i)    [ ]
              Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(ii)   [ ]
              Rule 12g-4(a)(2)(ii)   [ ]       Rule 15d-6             [ ]
              Rule 12h-3(b)(1)(i)    [X]

         Approximate number of holders of record as of the certification or
    notice date:   1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Owen Healthcare, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

    DATE:   March 18, 1997                     BY: /s/ Stephen A. Drury
                                               Name:  Stephen A. Drury
                                               Title: Executive Vice President
                                                       and Corporate Secretary

    Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934.
    The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.